EXHIBIT 23.5

Consent

          We hereby consent to the inclusion of our letter addressed to the board of directors of FNB Financial Corporation, and to the references made to such letter and to the firm, which is attached as Appendix B to the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Southern Michigan Bancorp, Inc.

/s/ Austin Associates, LLC
Austin Associates, LLC

Toledo, Ohio
July 10, 2007